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                                                                    Exhibit 99.1

For Immediate Release                                    Contact: Kelly J. Price
January 5, 2000                                          Chief Financial Officer
                                                         (206) 298-2909


                 EMERITUS CLOSES $40 MILLION EQUITY INVESTMENT


SEATTLE, WA, January 5, 2000--Emeritus Assisted Living (AMEX: ESC-Emeritus Corporation), a national provider of assisted living and related services to the elderly, today announced the closing of the $40 million investment by Saratoga Partners IV, L.P. and the funding of the first $30 million of the investment. The remainder of the investment is expected to be funded in the first quarter of 2000. The company had previously announced the signing of a letter of intent on December 13, 1999.

Saratoga's $40 million investment in Emeritus is in the form of convertible preferred stock with a conversion price of $7.22 per share and a 6% initial dividend. Under the agreement, Saratoga may convert to common stock anytime, and Emeritus may call the preferred stock after three years under certain circumstances relating to the price of its common stock. Charles P. Durkin, Jr. and David W. Niemiec, both Managing Directors of Saratoga, will join the company's board of directors.

The company expects to use a portion of the net proceeds of the equity to purchase the fee interest in 20 assisted living facilities, 16 of which are managed, three are currently leased and one is being acquired from a third party. The 20 assisted living facilities to be purchased represent 1,450 units and currently generate approximately $35 million of annual revenue and $14 million of earnings before interest, depreciation and amortization. These facilities maintain average occupancy levels in excess of 95% and operating margins of 40%.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to the elderly. The company is one of the largest developers and operators of freestanding assisted living communities throughout the United States and has commenced development of assisted living facilities in Japan. These communities provide a residential housing alternative for senior citizens that need help with the activities of daily living with an emphasis on assisted living and personal care services to provide residents with an opportunity to age in place. The Company currently holds interests in 128 communities representing capacity for approximately 13,100 residents in 29 states. The Company's common stock is traded on the American Stock Exchange under the symbol ESC and can be found on the Internet at www.emeritus.com.